Exhibit 5

Specimen Legend to be placed, pursuant to section 3(c) of the Rights Agreement, on all new Common Share certificates issued by the Company after October 17, 2005 and prior to the Distribution Date upon transfer, exchange or issuance.

This certificate also evidences and entitles the holder hereof to certain rights as set forth in an Agreement between ATP Oil & Gas Corporation and American Stock Transfer & Trust Company, dated as of October 11, 2005, as it may be amended from time to time (the “Agreement”), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of ATP Oil & Gas Corporation. Under certain circumstances, as set forth in the Agreement, such Rights (as defined in the Agreement) will be evidenced by separate certificates and will no longer be evidenced by this certificate. ATP Oil & Gas Corporation will mail to the holder of this certificate a copy of the Agreement without charge after receipt of a written request therefor. As set forth in the Agreement, Rights beneficially owned by any Person (as defined in the Agreement) who becomes an Acquiring Person (as defined in the Agreement) become null and void.